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                                                                  EXHIBIT 10.71

                                    FORM OF
                              FIRST AMENDMENT TO
                             EMPLOYMENT AGREEMENT

  This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made as of
        , 1997 between Merisel, Inc., a Delaware corporation (the "Company" or "Merisel"), and Robert J. McInerney ("Executive").

                                  BACKGROUND

  WHEREAS, the Company and Executive entered into an Employment Agreement dated as of February 3, 1997 (the "Agreement") pursuant to which the terms and conditions governing the Executive's employment by the Company were set forth; and

  WHEREAS, the Company and Executive desire to modify the terms of the Agreement as set forth herein;

  NOW, THEREFORE, the Company and Executive hereby agree to amend the Agreement as set forth below.

                                   AGREEMENT

  1. Section 5.4(c) of the Agreement is hereby amended to read in its entirety as follows:

    "(c) The Company will recommend to the Company's Option Committee for such Option Committee to cause all remaining unvested options to purchase the Common Stock of the Company previously granted to Executive to vest upon the date of such termination."

  2. Section 5.5(c) of the Agreement is hereby amended to read in its entirety as follows:

    "(c) The Company will recommend to the Company's Option Committee for such Option Committee to cause all remaining unvested options to purchase the Common Stock of the Company previously granted to Executive to vest upon the date of such termination."

  3. The second paragraph of Section 5.5 of the Agreement is hereby amended to read in its entirety as follows:

    "A "Sale of the Company" shall be deemed to have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company of directors) of the outstanding capital stock of the Company, or the Company stockholders of the Company transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stockholders of the Company before the transaction, or (iii) within one year following a transaction in which the holders of the Company's 12.5% Senior Notes due 2004 (the "Senior Notes") exchange all or substantially all of the Senior Notes for Common Stock of the Company, Dwight A.
  Steffensen is terminated by the Company's Board of Directors as Chief Executive Officer of the Company or the Company breaches its employment agreement with Mr. Steffensen in any material respect. It is expressly understood that, for purposes of this Section 5.5, the holders of indebtedness of the Company or its subsidiaries shall not be deemed to constitute a "group" solely by virtue of their roles as debtholders or by exercising their rights with respect thereto."
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  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this
First Amendment to Employment Agreement, as of the day and year first written above.

MERISEL, INC.                             ROBERT J. MCINERNEY

By: _________________________________     _____________________________________

Its: ________________________________